UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2020

TELIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TLGT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2020, Teligent, Inc. (the “Company”) announced the appointment of Tim Sawyer as Chief Executive Officer and director of the Company, to be effective immediately.

From 1993 through 2009, Mr. Sawyer, age 53, held a variety of senior executive positions in general management, marketing and sales at Barr Laboratories. From 2008 through 2009, Mr. Sawyer served as Executive Vice President, Global Generic Sales and Marketing and led a team of nearly 2,000 employees in 25 countries. Subsequent to his experience at Barr Laboratories, from 2009 through 2012, Mr. Sawyer served as Senior Vice President, Corporate Strategic Development at Mylan. More recently, from January 2014 through September 2017, Mr. Sawyer served as President, Retail Medicine of 1-800-Doctors, Inc. and from September 2017 through July 2019, he served as Chief Executive Officer of Geritrex, LLC, a private equity backed developer, manufacturer and marketer of generic over the counter pharmaceuticals. Mr. Sawyer holds a B.A. in Political Science from the University of Richmond.

The Company has entered into an employment agreement with Mr. Sawyer, dated February 4, 2020 (the “Employment Agreement”) in connection with his appointment as Chief Executive Officer. Pursuant to the terms of the Employment Agreement, Mr. Sawyer is employed at will, and either the Company or Mr. Sawyer may terminate the employment relationship for any reason, at any time. The Employment Agreement provides that Mr. Sawyer is entitled to a $480,000 annual base salary, subject to annual review by the Company. Following the end of each calendar year, Mr. Sawyer is eligible to receive an annual bonus calculated as a percentage of his annual base salary. Mr. Sawyer’s target bonus percentage for the 2020 calendar year will be 85%. The Employment Agreement also includes the award of a one-time grant of non-qualified stock options to purchase 1,500,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), with such grant intended to qualify as an “inducement grant” under the rules of the Nasdaq Stock Market. The options will vest according to the following schedule: one-fourth of the shares subject to such award shall vest on each of the first, second, third and fourth anniversaries of the effective date of the Employment Agreement.

In the event that the Company terminates Mr. Sawyer’s employment without cause, Mr. Sawyer shall be entitled to (i) any unpaid base salary through the effective date of his termination, (ii) an amount per month equal to one-twelfth of Mr. Sawyer’s then adjusted base salary for a period of twelve months; (ii) any unpaid annual bonus from the prior fiscal year, (iv) an amount equal to Mr. Sawyer’s pro-rata portion of his annual bonus, (v) payment or reimbursement for COBRA premiums for twelve months and (vi) the vesting of a pro-rata portion of the equity awards granted to Mr. Sawyer equal to the quotient of the number of days between the effective date of the Employment Agreement and the date of termination divided by 1,460. In the event that Mr. Sawyer’s employment is terminated by the Company for cause or due to Mr. Sawyer’s death, disability or resignation, then the Company shall have no further obligation to Mr. Sawyer other than for any unpaid base salary through the date of termination. The Employment Agreement also contains certain standard provisions regarding confidentiality, assignment of intellectual property and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Sawyer has no family relationships with any of the executive officers or directors of the Company. Except for the Employment Agreement, there are no arrangements or understandings between Mr. Sawyer and any other person pursuant to which he was elected as an officer of the Company. The Company is not aware of any transactions in which Mr. Sawyer has an interest that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s current Chief Executive Officer, Jason Grenfell-Gardner, has notified the Company of his intent to resign as Chief Executive Officer, director and from all other positions held with the Company in order to pursue other interests, effective February 4, 2020. The Company has issued a press release announcing Mr. Sawyer’s appointment and Mr. Grenfell-Gardner’s resignation, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 4, 2020, by and between the Company and Tim Sawyer.
99.1	Press release, dated February 5, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELIGENT, INC.

	By:	/s/ Damian Finio
	Name:	Damian Finio
	Title:	Chief Financial Officer

Date: February 5, 2020